EXHIBIT 99.1

CMGI Announces Change in Board of Directors

WALTHAM, MA, September 1, 2005 - CMGI, Inc. (NASDAQ:CMGI) announced today that Jonathan A. Kraft has resigned from the company’s Board of Directors. Mr. Kraft cited the time required by his personal commitments and professional obligations with the Kraft Group as the reasons for his resignation, which is effective immediately. CMGI intends to appoint a replacement to the Board of Directors as soon as a suitable candidate is identified.

“It has been a pleasure to serve on the CMGI Board of Directors,” said Mr. Kraft. “I believe that the Company has an extremely strong management team, the financial resources and experience to excel in the supply chain management market, and is positioned to grow shareholder value. I’m honored to have worked with my fellow directors and with management, through CMGI’s dramatic turnaround and re-positioning in the marketplace.”

“Jonathan has been a great asset to CMGI over the past four years,” said David S. Wetherell, Chairman of the Board of CMGI. “We have all benefited from his leadership and perspective, and we are a better company for his involvement and influence.”

“Jonathan’s reputation as an innovative business leader is well deserved,” said Joseph C. Lawler, CMGI’s President and Chief Executive Officer. “His past guidance is greatly appreciated, and although he is leaving the Board, I know that he stands ready as a great resource to the company.”

Mr. Kraft is President and Chief Operating Officer of The Kraft Group, a private holding company comprised of companies involved in the paper and packaging industries, sports and entertainment and private equity investing. In addition, Mr. Kraft is the Vice Chairman and President of the world champion New England Patriots. He is on the board of directors for several organizations, including the U.S. Soccer Federation and Children’s Hospital Trust. He is also on the board of trustees at Williams College, the Belmont Hill School and Park School.

About CMGI

CMGI, Inc. (Nasdaq: CMGI), through its subsidiary ModusLink, provides technology and product solutions that help businesses market, sell and distribute their products and services. In addition, CMGI’s venture capital affiliate, @Ventures, invests in a variety of technology ventures. For additional information see www.cmgi.com.

Contacts

Investors-Financial:

Tom Oberdorf

Chief Financial Officer

781-663-5012

ir@cmgi.com

Media:

Deborah Keeman

Vice President, Marketing

781-663-5191

Deb_Keeman@ModusLink.com